As filed with the Securities and Exchange Commission on February 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLIDION TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1993879
(State or other jurisdiction of incorporation)	(I.R.S Employer Identification No.)

13355 Noel Rd, Suite 1100

Dallas, TX 75240

(Address of principal executive offices, including zip code)

Solidion Technology, Inc. 2023 Long-Term Incentive Plan

(Full title of the plan)

Jaymes Winters

Chief Executive Officer

13355 Noel Rd, Suite 1100

Dallas, TX 75240

(Name and address of agent for service)

(972) 918-5120

(Telephone number, including area code, of agent for service)

Copies to:

Aslam A. Rawoof

Benesch, Friedlander, Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, New York 10036

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Solidion Technology, Inc. (“Solidion” or the “Registrant”) 2023 Long-Term Incentive Plan (the “Plan”) provides for grants of equity awards to designated officers, employees, non-employee directors and consultants of the Registrant. This Registration Statement on Form S-8 includes 190,000 shares (the “Initial Authorization”) of the Registrant’s common stock, $0.0001 par value (the “Shares”), which is the amount initially authorized under the Plan, after giving effect to the 1-for-50 reverse split effectuated on May 12, 2025 (the “Reverse Split”).

In addition, the number of Shares that may be granted under the Plan includes an automatic annual increase on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to the least of (1) 190,000 Shares, after giving effect to the Reverse Split, (2) a number of shares of Common Stock equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding fiscal year, or (3) such number of shares of Common Stock determined by the Plan administrator no later than the last day of the immediately preceding fiscal year. The automatic annual increase with respect to (i) the first day of the 2024 fiscal year was 3,211 Shares after giving effect to the Reverse Split, which is 5% of the sum of the number of shares outstanding of Class A common stock and Class B common stock of the Registrant (formerly known as Nubia Brand International Corp.) as of December 31, 2023 (the “FY 2023 Increase”); (ii) the first day of the 2025 fiscal year was 131,697 Shares after giving effect to the Reverse Split, which is 5% of the 2,633,956 Shares outstanding as of December 31, 2024 (the “FY 2024 Increase”); and (iii) the first day of the 2026 fiscal year was 190,000 Shares after giving effect to the Reverse Split (the “FY 2025 Increase”).

This Registration Statement on Form S-8 relates to the Initial Authorization, the FY 2023 Increase, the FY 2024 Increase and the FY 2025 increase, as well as (x) an additional 190,000 Shares expected to be authorized under the Plan for the annual increase with respect to the first day of the 2027 fiscal year, assuming that the number of Shares issued and outstanding on December 31 of the calendar year immediately preceding such fiscal year ending date is 7,745,683, which was the number of Shares outstanding as of February 11, 2026, as reported in the Registrant’s Registration Statement on Form S-1, dated and filed on February 12, 2026, (y) an additional 190,000 Shares expected to be authorized under the Plan for the annual increase with respect to the first day of the 2028 fiscal year, making the same such assumption and (z) an additional 190,000 Shares expected to be authorized under the Plan for the annual increase with respect to the first day of the 2029 fiscal year, making the same such assumption.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K (File No. 001-41323) for the fiscal year ended December 31, 2024, filed with the Commission on April 16, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A (File No. 001-41323) for the fiscal year ended December 31, 2024, filed with Commission on April 30, 2025, and all material incorporated by reference therein, including the description of the Shares contained in Exhibit 4.4 thereto and all amendments or reports filed for the purpose of updating such description;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-41323) for the fiscal quarter ended March 31, 2025, filed with the Commission on May 21, 2025, and for the fiscal quarter ended September 30, 2025, filed with the Commission on November 20, 2025;

(iii)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-41323) for the fiscal quarter ended June 30, 2025, filed with the Commission on August 19, 2025, as amended by the Amendment No. 1 to the Quarterly Report on Form 10-Q/A (File No. 001-41323) for the fiscal quarter ended June 30, 2025, filed with the Commission on November 20, 2025;

(iv)	The Registrant’s Current Reports on Form 8-K (File Nos. 001-41323), filed with the Commission on February 3, 2025, February 14, 2025, March 5, 2025, April 16, 2025 (Film Nos. 25841042 and 25843193) April 22, 2025, September 8, 2025, October 15, 2025, November 17, 2025, and November 26, 2025 (excluding any portions of such reports deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(v)	The Registrant’s Current Report on Form 8-K (File No. 001-41323), filed with the Commission on October 27, 2025, as amended by Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on November 26, 2025 (excluding any portions of such reports deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(vi)	The portions of the Registrant’s Registration Statement on Form S-1 (File No. 333-293402), filed with the Commission on February 12, 2026, included on pages F-2 through and including F-42 constituting the Registrant’s audited consolidated financial statements for the years ended December 31, 2024 and 2023, after giving effect to the Reverse Split, and included on pages 59 through and including 67 constituting the Registrant’s management’s discussion and analysis related thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant’s certificate of incorporation and amended and restated Bylaws limit the liability of its directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to the Registrant or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated Bylaws provide that it will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of the Registrant’s directors or executive officers may be made a party because he or she is or was one of the Registrant’s directors. The Registrant will be obligated to pay such amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant’s best interests. With respect to any criminal proceeding, the Registrant will be obligated to pay such amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to the Company, regardless of whether its amended and restated Bylaws permit indemnification. The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Solidion Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 8, 2024).

3.2	Amended and Restated Bylaws of Solidion Technology, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 8, 2024).

5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Solidion Technology, Inc.

23.2*	Consent of GBQ Partners LLC, Independent Registered Public Accounting Firm of Solidion Technology, Inc.

23.3*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page)

99.1	Solidion Technology, Inc. 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Current Report on 8-K of the Company filed with the SEC on February 8, 2024).

99.2*	Form of Restricted Stock Unit Agreement

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 12th day of February, 2026.

SOLIDION TECHNOLOGY, INC.

By:	/s/ Jaymes Winters
	Name:	Jaymes Winters
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jaymes Winters and Vlad Prantsevich, and each of them, as his true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaymes Winters	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2026
Jaymes Winters

/s/ Vlad Prantsevich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2026
Vlad Prantsevich

/s/ Dr. Bor Jang	Chairman of the Board of Directors	February 12, 2026
Dr. Bor Jang

/s/ John Davis	Director	February 12, 2026
John Davis

/s/ Karin-Joyce (KJ) Tjon	Director	February 12, 2026
Karin-Joyce (KJ) Tjon